Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
Jessica L. Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Adds Dunia Shive to its Board of Directors

DALLAS - March 25, 2014 - Trinity Industries, Inc. (NYSE:TRN) today announced the election of Dunia Shive to its Board of Directors, effective immediately. The Board’s action expands Trinity’s Board of Directors from 9 to 10 members.

From 2008 to 2013, Ms. Shive served as Chief Executive Officer and President of Belo Corp., one of the largest local television companies in America. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure. Ms. Shive previously served as President of Media Operations with oversight of all of Belo’s television, cable news and interactive media operations. Prior to serving in that role, she was Executive Vice President and Chief Financial Officer of the company. During her 21-year career at Belo, Ms. Shive played a leading role in the company’s strategic transactions, including acquisitions and divestitures, and various capital market transactions.

“We are very pleased that Dunia Shive has joined our Board,” said Timothy R. Wallace, Trinity’s Chairman, Chief Executive Officer, and President. “Her broad experience in managing and leading a significant publicly-traded company will add value to Trinity’s Board.”

Ms. Shive serves as a member of the board of directors of the Associated Press, where she serves as chair of the audit committee. She is a trustee of The Belo Foundation and a past member of the board of directors of the United Way of Metropolitan Dallas.

Ms. Shive holds a bachelor's degree of business administration in accounting from Texas Tech University.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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